Exhibit h(3)

                                    FORM OF
                   Amendment to Administrative Services Plan

                              CitiFunds Trust III

                               _________ __, 2000

     Pursuant to Section 9 of the Amended and Restated Administrative Services Plan (the "Plan") of CitiFunds Trust III (formerly, Landmark Funds III) (the "Trust"), dated as of August 27, 1985 and amended and restated as of August 19, 1994, as amended, Section 16 of the Plan is hereby further restated in its entirety to read as follows:

               "16. It is understood and agreed that the shares of each Fund may be divided into classes, and, for each Fund whose shares are so divided into classes, notwithstanding any other provision of this
          Plan:

               (i) the Trust shall pay the Transfer Agent and each Shareholder Servicing Agent, from the assets represented by each class of shares of such Fund, such compensation as may from time to time be agreed by the Trust and the Transfer Agent or such Shareholder Servicing Agent, as the case may be, and such compensation may differ from class to class of such Fund;

               (ii) the aggregate fee limitation in Section 5 of this Plan shall be calculated separately for each class of shares of such Fund, and for all classes of shares other than Class A shares (Class N for CitiFunds Cash Reserves and CitiFunds U.S. Treasury Reserves), the aggregate fee limitation shall be calculated without regard to any fees payable under the distribution or service plan of the Trust for such shares;

               (iii) this Plan may be amended to increase materially the amount to be expended from the assets of such Fund represented by a particular class of shares, or terminated as to a particular class of shares, only by vote of a "majority of the outstanding voting securities" of such class of such Fund, or, in the case of termination, by vote of a majority of the Qualified Trustees; and

               (iv) the shares of any class of a Fund that includes the name "CitiMarkets" in its designation shall not be subject to this Plan."

     This Amendment was approved by a majority of the Trustees of the Trust and the Qualified Trustees of the Trust (as defined in the Plan) at a meeting held on May 5, 2000.